Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333-196437

Free Writing Prospectus dated September 29, 2014

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FANTEX VERNON DAVIS



LAST PRICE
9.60
DAY CHANGE
$0.00 (0.00%)
DAY RANGE
0.00 0.00

FANTEX EJ MANUEL



LAST PRICE
9.60
DAY CHANGE
$0.00 (0.00%)
DAY RANGE
0.00 0.00

FANTEX MOHAMED SANU IPO »



REVIEW THE IPO

This tracking stock is intended to reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock.

IPO PRICE	IPO STATUS	ESTIMATED CLOSING	SHARES BEING OFFERED
10.00	OPEN	TBD	164,300

FANTEX ALSHON JEFFERY IPO »



REVIEW THE IPO

This tracking stock is intended to reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock.

IPO PRICE	IPO STATUS	ESTIMATED CLOSING	SHARES BEING OFFERED
10.00	COMING SOON	TBD	835,800

FANTEX ARIAN FOSTER IPO »



REVIEW THE IPO

This tracking stock is intended to reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. This is not a direct investment in that athlete or brand contract. It represents an ownership interest in Fantex, Inc. Fantex cannot assure you as to the development or liquidity of any trading market for this stock.

IPO PRICE	IPO STATUS	ESTIMATED CLOSING	SHARES BEING OFFERED
10.00	TBD	TBD	1,055,000

Fantex, Inc. offerings are highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are intended to illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website.

* Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 855-905-5050. View the Fantex Alshon Jeffery prospectus. View the Fantex Mohamed Sanu prospectus. View the Fantex Arian Foster prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

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Copyright 2014.
On fantex.com all securities mentioned are issued by Fantex, Inc. and the use of "Fantex," unless otherwise specified, refers to Fantex Brokerage Services.
Fantex Brokerage Services LLC and Fantex, Inc. are separate but affiliated companies.
Security products are not FDIC insured, are not bank guaranteed and may lose value.
Fantex Brokerage Services LLC does not solicit, recommend or offer advice on the investment merits of investing in any securities.